Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of Home Bancorp Inc. of our report dated March 13, 2019, relating to the consolidated financial statements of Home Bancorp, Inc., which appear in Home Bancorp Inc’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/Porter Keadle Moore, LLC

Atlanta, Georgia
September 28, 2021